Exhibit 5.2

[Freshfields Letterhead]

International General Insurance Holdings Ltd.

74 Abdel Hamid Sharaf Street

P.O. Box 941428

Amman 11194, Jordan

February 10, 2020

Ladies and Gentlemen:

We are acting as United States counsel to International General Insurance Holdings Ltd., a Bermuda exempted company (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form F-4 (as amended from time to time, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the Securities Act), relating to common shares, par value $0.01 per share, of the Company (the Shares), and 23,250,000 warrants to purchase Shares of the Company (the Warrants) to be issued pursuant to the Business Combination Agreement, dated as of October 10, 2019 (the Business Combination Agreement), by and among Tiberius Acquisition Corporation (Tiberius), Lagniappe Ventures LLC in the capacity as the Purchaser Representative thereunder, International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Center and Wasef Jabsheh in the capacity as the Seller Representative thereunder, and the Company and Merger Sub pursuant to a joinder thereto. Capitalized terms not defined herein have the same meaning given to them in the Business Combination Agreement.

This opinion is confined to the law of the State of New York, as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a) the Warrant Agreement, dated as of March 15, 2018 (the Warrant Agreement), between Continental Stock Transfer & Trust Company (Continental) and Tiberius;

(b) the form of Amendment to the Warrant Agreement (the Warrant Agreement Amendment and, together with the Warrant Agreement, the Warrant Documents), to be entered into among Tiberius, Continental and the Company;

(c) the Registration Statement; and

(d) the Business Combination Agreement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the Business Combination Agreement and oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that (i) the Registration Statement will be declared effective by order of the Commission and will remain effective at the time the Warrants are issued, (ii) the transactions contemplated by the Registration Statement will be consummated in accordance with the terms of the Business Combination Agreement, without waiver of any condition, or amendment or waiver of any other term, relevant to the subject matter of this opinion, (iii) the Warrant Agreement has been duly authorized, executed and delivered by the parties thereto and (iv) the Warrant Agreement Amendment will be executed and delivered at or prior to the consummation of transactions contemplated by the Business Combination Agreement.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. Upon the consummation of the transactions contemplated by the Business Combination Agreement, the Warrant Agreement Amendment will have been duly executed and delivered by the Company in accordance with the law of the State of New York and, assuming that the Warrant Agreement Amendment has been duly authorized, executed and delivered by the other parties thereto and is the valid and legally binding obligation of the other parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. Upon the consummation of the transactions contemplated by the Business Combination Agreement, the Warrants to be issued by the Company pursuant to and in the manner contemplated by the terms of the Business Combination Agreement will be, when issued and paid for in the manner contemplated by the Registration Statement and the Business Combination Agreement, validly issued, fully paid and nonassessable.

Our opinions above are subject to (A) (1) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, (2) the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and (3) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and (B) limitations on the right to indemnity and contribution under applicable law and public policy. In addition, we express no opinion as to the validity, legally binding effect or enforceability of any waiver of immunity, any waiver of a right to trial by jury or any provisions relating to partial unenforceability contained in the Warrant Documents.

The opinions expressed in this letter are solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Business Combination Agreement, and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP